Exhibit 99.1

Amit Zavery Appointed to Broadridge Board of Directors

NEW YORK, N.Y. – June 21, 2019 – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader and part of the S&P 500® Index, is pleased to announce the appointment of Amit Zavery as an independent member of its Board of Directors, effective June 21, 2019. Following his appointment, Broadridge’s Board consists of 11 members, nine of whom are independent.

Mr. Zavery is the Head of Platform for Google Cloud at Google, a position he has held since March 2019. Previously, he served in numerous senior leadership roles during his 24 years at Oracle Corporation. Most recently, he was executive vice president and general manager of Oracle Cloud Platform and Middleware products. He led Oracle’s product vision, design, development, operations and go-to-market strategy for its cloud platform, middleware and analytics portfolio, and oversaw a global team of more than 4,500 engineers.

“Amit is an accomplished technology leader and his experience and insight will be a tremendous value to the Broadridge Board of Directors,” said Rich Daly, executive chairman of the Board. “We are pleased to welcome Amit to the Board and look forward to his contributions as Broadridge continues to deliver on its strategy to be the on-ramp to next-generation technologies for our clients and the industry.”

Mr. Zavery brings extensive experience in designing and delivering market-leading products and building organizations to Broadridge’s Board. He is a regular keynote speaker at industry events and considered a thought leader in the development and application of enterprise software. He also has extensive experience identifying, acquiring and integrating private and public companies.

“Broadridge is uniquely positioned at the center of the global financial services industry and known for innovating in the most complex areas to enable industry-wide technology advancements,” said Mr. Zavery. “It’s an honor to serve on the Board and take part in the important work Broadridge does as it supports clients in managing technology transitions and enacting forward-looking transformation.”

Mr. Zavery holds a bachelor’s degree in electrical and computer engineering from The University of Texas at Austin. He also holds a master’s degree in information networking from Carnegie Mellon University and is a graduate of the Harvard Business School's Advanced Management Program.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE: BR) a $4 billion global Fintech leader and a part of the S&P 500® Index, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset managers and corporate issuers globally. Broadridge’s investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than US $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full-time associates in 18 countries.

For more information about Broadridge, please visit www.broadridge.com.

Contact Information
Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129

Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966